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                                                                    EXHIBIT 99.1

Diversified Security Solutions Reports Record Second Quarter 2005 Results

     --   2005 Second Quarter Revenues Grow 56% From Last Year

     --   Sequential Revenues Rise 18% from First Quarter 2005

     --   5.8% Operating Margin Exceeds Target

     --   Second Quarter EPS Increases to $0.05 per share

SADDLE BROOK, N.J., Aug. 4 /PRNewswire-FirstCall/ -- Diversified Security Solutions, Inc. (Amex: DVS), a full service provider of integrated electronic security systems, announced financial results for the three and six months ended June 30, 2005.

Sales for the quarter ended June 30, 2005 increased $3,674,336, or 56 percent, to $10,198,826 from $6,524,490 for the same period a year ago. On a sequential basis, sales increased $1,585,752, or 18 percent from $8,613,074 in the first quarter of 2005.

Net income for the quarter ended June 30, 2005 was $305,972 or $0.05 per share, compared to a net loss of $54,823, or ($0.01) per share, for the same period in 2004. On a sequential basis, net income increased 391 percent over $62,297, or $0.01 per share, reported for the first quarter of 2005.

Sales for the six-month period ended June 30, 2005 increased $6,619,917 or 54 percent to $18,811,900 compared to $12,191,983 in the year-ago period. Net income for the six-month period was $368,259 or $0.06 per share, compared to a net loss of $155,955, or ($0.03) per share, for the same period in 2004.

Backlog as of June 30, 2005 was $17.0 million.

Jim Henry, Chief Executive Officer of DVS, said, "Our second quarter results demonstrate the significant operating leverage in our business resulting from our sales growth. We are particularly pleased that demand has driven sales to a record level where we have begun to realize significant economies of scale. Incremental sales growth this quarter resulted in an operating margin of 5.8 percent versus 1.5 percent last quarter. Our improving profitability is in-line with our expectations and we remain on track to meet our annual guidance for 2005 sales to be in the range of $36 to $40 million and net income for the year to be between $1.0 and $1.2 million, or $0.17 to $0.21 per share.

Mr. Henry added, "Revenue in the second quarter was driven primarily by new or expanded projects in the New York metropolitan area, which continues to be a strong and growing market for us. We remain particularly active with The Triborough Bridge and Tunnel Authority (TBTA) of New York, and are beginning to see accelerated demand in the New York City area for other security projects."

"We remain optimistic about our future growth. The marketplace for our security solutions continues to be driven by homeland security concerns and the need for more complex integrated security solutions. The strength of the Henry Brothers brand continues to open the door to such new business opportunities and helps position DVS as the leading pure-play security integrator




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in the public market today," concluded Mr. Henry.

The Company will host a conference call on Thursday, August 4, 2005 at 11:00 AM EDT to discuss these results. To participate in the conference call, please dial 1-800-322-0079 (Domestic) or (973) 935-2100 (International) by 10:55 AM EDT. A
digital recording of the call will be available by dialing 877-519-4471 using code 6334944 until Thursday, August 11, 2005.

About Diversified Security Solutions, Inc.

Diversified Security Solutions (Amex: DVS) provides technology-based integrated electronic security systems, services and emergency preparedness consultation to commercial enterprises and government agencies. DVS' integration subsidiary Henry Bros. Electronics (HBE) has offices in New Jersey, California, Texas, and Arizona. For more information visit http://www.hbeonline.net or http://www.dssi-hq.com.

Safe Harbor Statement: Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. There can be no assurances that the Company's revenue will continue to increase or that the Company will continue to be profitable. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained under the heading of risk factors listed in the Company's filings with the U.S. Securities and Exchange Commission. Diversified Security Solutions does not assume any obligation to update the forward-looking information.

     Investor Contacts:
     Todd Fromer / Erika Levy            James Henry, CEO
     KCSA                                Diversified Security Solutions, Inc.
     212-896-1215 / 212-896-1208         201-794-6500
     tfromer@kcsa.com / elevy@kcsa.com   jhenry@dssi-hq.com




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            DIVERSIFIED SECURITY SOLUTIONS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                    Unaudited

                                        Six months ended          Three months ended
                                            June 30,                   June 30,
                                   -------------------------   ------------------------
                                       2005          2004          2005         2004
                                   -----------   -----------   -----------   ----------
Revenue                            $18,811,900   $12,191,983   $10,198,826   $6,524,490
   Cost of revenue                  13,733,970     9,384,475     7,304,677    4,995,689
      Gross profit                   5,077,930     2,807,508     2,894,149    1,528,801

Operating Expenses:
   Selling general &
   administrative expenses           4,354,545     3,026,223     2,303,795    1,599,389
Operating profit (loss)                723,385      (218,715)      590,354      (70,588)
Interest income                          9,406         3,404         5,663        1,879
Other Expense                           (3,780)                     (3,780)
Interest (expense)                     (40,677)      (49,019)      (20,856)     (24,211)
Net income (loss) before tax
   expense (benefit)                   688,334      (264,330)      571,381      (92,920)
Tax expense (benefit)                  320,075      (108,375)      265,409      (38,097)
Net income (loss) after taxes      $   368,259     ($155,955)  $   305,972     ($54,823)

BASIC EARNINGS (LOSS) PER COMMON
   SHARE:
Basic Profit (Loss) Per Common
   Share                           $      0.06        ($0.03)  $      0.05       ($0.01)
Weighted Average Common Shares       5,739,398     5,143,908     5,739,398    5,157,129

DILUTED EARNINGS (LOSS)
   PER COMMON SHARE:
Diluted Profit (Loss)
   Per Common Share:               $      0.06        ($0.03)  $      0.05       ($0.01)
Weighted Average Diluted Common
   Shares                            5,739,398     5,143,908     5,739,398    5,157,129

SOURCE  Diversified Security Solutions, Inc.
     -0-   08/04/2005
     /CONTACT: Todd Fromer, +1-212-896-1215, tfromer@kcsa.com or Erika Levy, +1-212-896-1208, elevy@kcsa.com, both of KCSA; or James Henry, CEO of Diversified Security Solutions, Inc. 201-794-6500 jhenry@dssi-hq.com/
     /Web site: http://www.dssi-hq.com
                http://www.hbeonline.net / (DVS)